Exhibit 4.3

KINROSS BEMA ACQUISITION STOCK OPTION PLAN

February 27, 2007

1.              Shares Subject to Plan

1.1    Prior to the acquisition of all of the issued and outstanding common shares of Bema Gold Corporation (“Bema”) by Kinross Gold Corporation (“Kinross” or the “Company”) pursuant to an Arrangement Agreement between the Company and Bema dated as of December 21, 2006 (the “Arrangement Agreement”), the Board of Directors of Bema (the “Bema Board”) granted to certain employees, directors, officers and others providing substantial services to Bema or certain of its associated, affiliated, controlled or subsidiary companies (collectively called “Eligible Persons”), the right or option to purchase common shares without nominal or par value in the capital of Bema (“Bema Common Shares”) pursuant to the Bema Gold Corporation Incentive Stock Option Plan (each, a “Bema Option”). For the purposes of this Plan, associated companies, affiliated companies, controlled companies and subsidiary companies will have the meanings set forth under Section 1 of the Securities Act (Ontario).

1.2    Each Bema Option outstanding immediately prior to the first moment of time (Toronto time) on the date of the issuance of the Certificate of Arrangement giving effect to the Arrangement Agreement (the “Effective Time”) shall, at the Effective Time, be exchanged for a fully-vested option granted by Kinross pursuant to this Plan (a “Kinross Replacement Option”) to acquire the number of Kinross common shares (“Kinross Common Shares”) equal to the product of (a) the number of Bema Common Shares subject to the Bema Option immediately before the Effective Time, and (b) 0.445289 (being 0.4447 of a Kinross Common Share plus the portion of a Kinross Common Share that, immediately prior to the Effective Time, has a fair market value equal to $0.01 cash), provided that if the foregoing would result in the issuance of a fraction of a Kinross Common Share, then the number of Kinross Common Shares otherwise issued shall be rounded down to the nearest whole number of Kinross Common Shares.

1.3    The Company shall reserve for issuance 8,192,595 Kinross Common Shares to be issued upon exercise of Kinross Replacement Options granted pursuant to this Plan in exchange for Bema Options.

2.              Exercise Price

2.1    The purchase price of any Bema Common Shares in respect of which a Bema Option had been granted under the Bema option plan in existence prior to the Effective Time was fixed by the Bema Board at a purchase price not less than the fair market value of the Bema Common Shares at the time the Bema Option was granted. “Fair market value” meant the closing price of the Bema Common Shares on the Toronto Stock Exchange on the last trading day before the day on which the Bema Options were granted. If no shares were traded on such a day, the fair market value was based on the closing price on the last previous day for which a trade was reported by the Toronto Stock Exchange.

2.2    The exercise price per Kinross Common Share subject to any Kinross Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (a) the exercise price per Bema Common Share subject to such Bema Option immediately prior to the Effective Time divided by (b) 0.445289 (being 0.4447 plus such portion of a Kinross Common Share that, immediately prior to the Effective Time, has a fair market value equal to $0.01 cash), provided that the aggregate exercise price payable on any particular exercise of Kinross Replacement Options shall be rounded up to the nearest whole cent.

3.              Option Term

3.1    Prior to, or as of, the Effective Time, each Bema Option became fully vested and exercisable. Each Kinross Replacement Option that has been granted in exchange for a Bema Option pursuant to this Plan shall be fully exercisable for a period of ten (10) years from the date of grant of the respective Bema Option, and at the end of such time shall terminate.

4.              Non-Transferable

4.1    Any Kinross Replacement Option granted and exchanged for a Bema Option pursuant to this Plan shall be non-transferable by the person to whom it was granted otherwise than by will or the laws of descent and distribution and shall be exercisable during the person’s lifetime only by him.

5.              Effect of Termination of Employment or Death

5.1    If a participant in this Plan dies while employed by the Company or any of its affiliates (including Bema and its affiliates) (collectively, the “Kinross Group”), any Kinross Replacement Option held by him at the date of death shall be exercisable in whole or in part by the person(s) to whom the optionee’s rights under the Kinross Replacement Option shall pass by the optionee’s will or the laws of descent and distribution. All such Kinross Replacement Options shall be exercisable for one (1) year after the date of death or prior to the expiration of the option period in respect thereof, whichever is sooner, and at the end of such period shall terminate.

5.2    If, after the period of eighteen (18) months immediately following the Effective Time (the “Interim Period”), an optionee’s employment is terminated by the Kinross Group for cause, or if after the Interim Period an optionee is removed from office as a director or becomes disqualified from being a director by law, any Kinross Replacement Option or the unexercised portion thereof granted to such optionee shall terminate forthwith. If, after the Interim Period, an optionee ceases to be actively employed by the Kinross Group otherwise than by reason of death or termination for cause, or if an optionee ceases to be a director other than by reason of death, removal or disqualification, any Kinross Replacement Option or unexercised portion thereof held by such optionee at the effective date thereof may be exercised in whole or in part for a period that is the earlier of (a) ninety (90) days thereafter (all dates that are 90 days after the ceasing of active employment, the “Employment Option Termination Date”), and (b) the date the Kinross Replacement Option expires in accordance with its terms; and at the end of such period shall terminate.

5.3    If, during the Interim Period, an optionee ceases to be actively employed by the Kinross Group other than for cause or by reason of death, or if an optionee ceases to be a director other than by reason of death or disqualification from being a director by law, such optionee may continue to exercise his or her Kinross Replacement Options in whole or in part during the period ending on the first to occur of (a) one year following termination or ceasing to be a director, and (b) the expiry of the exercise period under the original Bema Option. Notwithstanding the foregoing, to the extent that the Kinross Replacement Options would subject an optionee to penalties under section 409A of the Internal Revenue Code of the United States, the optionee must exercise his or her Kinross Replacement Options in whole or in part during the period ending on the first to occur of (a) the last to occur of (i) December 31st of the calendar year in which the Employment Option Termination Date would have occurred had the optionee’s ceasing to be actively employed been deemed to take place after the Interim Period and (ii) the fifteenth day of the third month following the date that would have been the Employment Option Termination Date had the optionee’s ceasing to be actively employed been deemed to take place after the Interim Period, (b) one year following termination or ceasing to be a director, and (c) the expiry of the exercise period under the original Bema Option. If, during the Interim Period, an optionee’s employment is terminated by the Kinross Group for cause or an optionee becomes disqualified from being a director by law, any Kinross Replacement Option or the unexercised portion thereof granted to such optionee shall terminate forthwith.

6.              No Rights As Shareholder

6.1    No person shall have any of the rights of a shareholder in respect of Kinross Common Shares subject to a Kinross Replacement Option until such Kinross Common Shares shall have been paid for in full and issued.

7.              Adjustment to Shares

7.1    Subject to the policies, rules and regulations of any lawful authority having jurisdiction (including any exchange on which the shares of the Company are listed for trading), the number of Kinross Common Shares in respect of which Kinross Replacement Options were granted under this Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the shares of the Company and, in the event of any such subdivision or consolidation, an appropriate adjustment shall be made so as to change the number of shares deliverable upon the exercise of the unexercised portion of any Kinross Replacement Option theretofore granted, without change in the total price applicable to the unexercised portion of any Kinross Replacement Option but with the corresponding adjustment in the price for each share covered thereby.

7.2    In the event the Company is re-organized, amalgamated or merged with or consolidated into another corporation or in the event there is a change in control of the Company, the Board of Directors of the Company (the “Board”) may make such provisions as it deems appropriate for the exercise of outstanding Kinross Replacement Options or continuance of outstanding Kinross Replacement Options to prevent any increase or decrease in the number of shares deliverable upon their exercise.

8.              Effect of Take-Over Bid

8.1    If a bona fide offer (the “Offer”) is made to an optionee or to Kinross shareholders generally or to a class of shareholders which includes an option for shares of the Company, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of subsection 1(3) of the Securities Act (Ontario) (as amended from time to time), then the Company shall, immediately upon receipt of notice of the Offer, notify each optionee currently holding a Kinross Replacement Option of the Offer, with full particulars thereof; whereupon such Kinross Replacement Option maybe exercised in whole or in part by the optionee so as to permit the optionee to tender the Kinross Common Shares received upon such exercise pursuant to the Offer. If the Offer is not completed within the time specified therein, at the option of the optionee, the optioned shares may be returned by the optionee to the Company and reinstated as authorized but unissued shares and the terms of the Kinross Replacement Option as set forth in this Plan shall again apply to the Kinross Replacement Option.

9.              Written Agreement

9.1    A written binding notice (together with a copy of this Plan) shall be sent by the Company to each person to whom a Kinross Replacement Option is granted hereunder which notice shall set out the purchase price and the terms and conditions on which the Kinross Replacement Option may be exercised, all in accordance with the provisions of this Plan. The notice shall be in such form as the Board may from time to time approve and may contain such terms considered necessary in order that the Kinross Replacement Option will comply with any provisions respecting stock options in the income tax or other laws in force in any country or jurisdiction or which the person to whom the Kinross Replacement Option is granted may from time to time be a resident or citizen. By accepting a Kinross Replacement Option pursuant to the Plan, a person thereby agrees that the Kinross Replacement Option shall be subject to all of the terms and provisions of the Plan and the applicable written binding notice.

10.            Amendment of the Plan

10.1         Subject to the policies, rules and regulations of any lawful authority having jurisdiction (including any stock exchange on which the Kinross Common Shares are listed for trading), the Board may at any time, without further action by the shareholders, amend this Plan or any Kinross Replacement Option granted hereunder in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to ensure that the Kinross Replacement Options granted hereunder will comply with any provisions respecting stock options in the income tax and other laws in force in any country or jurisdiction of which a person to whom a Kinross Replacement Option has been granted may from time to time be resident or a citizen, or it may at any time, without action by shareholders, terminate this Plan. However, no Kinross Replacement Option shall be amended until such amendment is approved by the Toronto Stock Exchange, and provided that shareholder approval will be required for any amendments to:

(a)	increase the number of Kinross Common Shares reserved pursuant to this Plan;

(b)
reduce the purchase price of the Kinross Replacement Options held by an insider (as defined by TSX rules for this purpose) of the Company, including through canceling and reissuing the Kinross Replacement Options; or

(c)	extend the term of any Kinross Replacement Options held by an insider (as defined by TSX rules for this purpose) of the Company beyond the original expiry date.

The Board may not, however, without the consent of the Kinross Replacement Option holder, alter or impair any of the rights or obligations under a Kinross Replacement Option theretofore granted.

11.            Termination of Plan

11.1        The Plan shall terminate on the expiry or exercise of all outstanding Kinross Replacement Options granted under this Plan. This Plan governs those Kinross Replacement Options granted in exchange for Bema Options pursuant to this Plan. No additional Kinross Replacement Options may be granted under the Plan.

12.            Administration of the Plan

12.1        All decisions and interpretations made by the Board shall be binding and conclusive on the Company and on all persons eligible to participate in the Plan. No member of the Board shall be liable for any action taken or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.

12.2         All of the powers exercisable hereunder by the Board may, to the extent permitted by applicable law and authorized by resolution of the Board, be exercised by an Executive Committee of the Board.

13.            Effective Date and Necessary Approvals

13.1         The obligations of the Company to sell and deliver the Kinross Common Shares on the exercise of the Kinross Replacement Options is subject to the approval of any securities authorities or stock exchange on which the Kinross Common Shares are listed for trading which may be required in connection with the authorization, issuance or sale of such Kinross Common Shares. The Company will take commercially reasonable steps to obtain any such approval required in connection with the authorization, issuance or sale of such Kinross Common Shares from such securities authorities or stock exchange.

14.            Tax Withholding

14.1          As a condition to the delivery of any Kinross Common Shares, other property or cash pursuant to any Kinross Replacement Option, (a) the Kinross Group may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the relevant optionholder whether or not pursuant to the Plan, (b) the Board shall be entitled to require that the relevant optionholder remit cash to the Kinross Group (through payroll deduction or otherwise) or (c) the Kinross Group may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy any federal or other governmental tax withholding obligation on the part of the Kinross Group relating to a Kinross Replacement Option.

15.            Options to U.S. Persons

15.1          Kinross Common Shares shall not be issued with respect to a Kinross Replacement Option unless the exercise of such option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the United States Securities Act of 1933, as amended (the “ 1933 Act”), the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares. The Company will take commercially reasonable steps to obtain from any applicable regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of such Kinross Common Shares under this Plan.

If the Kinross Common Shares issuable upon exercise of the Kinross Replacement Options have not been registered under the 1933 Act, as a condition to the exercise of an option, the Company may require the optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then present intention to sell or distribute such shares. At the option of the Company, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Company also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws.

16.            Extension of Expiry Date of Incentive Stock Options Expiring During a Trading Ban

16.1        An extension to the expiry date of Kinross Replacement Options held by insiders (as defined by TSX rules for this purpose) of the Company which may expire during a restricted trading period, imposed on the Company by securities regulatory authorities or the Company (the “Blackout Period”), shall provide such optionees an extension to the right to exercise such options for a period of 10 business days commencing on the first business day after the expiry date of the Blackout Period.